Rockwell Medical Technologies, Inc. Reports Second Quarter Results; Sales up 80%

WIXOM, Mich., Aug. 13 /PRNewswire-FirstCall/ -- Rockwell Medical Technologies, Inc. (Nasdaq: RMTI), a leading, innovative manufacturer and developer of hemodialysis products and specialty pharmaceuticals focused on improving the quality of care for dialysis patients in the end-stage-renal-disease (ESRD) market, reported record quarterly sales of $10.5 million for the second quarter of 2007, up 80% over the second quarter of 2006. Sales for the first half of 2007 increased 66% compared to the first half of 2006. Second quarter loss per share was ($.04) compared to ($.13) in the second quarter last year. Rockwell's second quarter loss of ($476,625) included research and development expense of $761,539 for the Company's physiological iron maintenance therapy drug (SFP).

Second Quarter Highlights:

-- Sales increased 80% compared to second quarter 2006.
-- Sequential revenue growth of 11.3% over the first quarter.
-- Continued domestic market share gains in the second quarter.
-- Second quarter loss of ($476,625) including R&D costs of $761,539.
-- Gross profit margins of 10.6% increased 2.7% over the second quarter of 2006.
-- Net loss was ($.04) per share; an improvement of $.10 per share over the first quarter of 2007.

Six Month Highlights:

-- Sales increased 66% in the first half of 2007 compared to the first half of 2006.
-- Domestic dialysis centers serviced increased over 50% in 2007.
-- Net Loss of ($2.1) million included R&D expense of $1.6 million.
-- Upgraded to the Nasdaq Global Market Exchange.

SFP Highlights:

-- Completed pre-clinical safety pharmacology and toxicology studies for SFP.
-- Received final non-clinical study reports demonstrating a strong safety profile for SFP.
-- Completed selection of clinical trial sites for dose ranging study.
-- Granted SFP patent in Japan, the second largest national ESRD market after the United States.

Mr. Robert L. Chioini, Chairman and Chief Executive Officer of Rockwell Medical Technologies, Inc. stated, "This quarter our sales continued to increase as expected and our gross profit margins recovered to historical levels. We continued to experience aggressive growth in our domestic business coupled with significant price increases to our customer base, which were necessitated by high inflation in our key raw material components and distribution costs. Going forward, we anticipate end-user prices continuing to increase due to raw material costs being driven higher by increased global energy costs."

Mr. Chioini also stated, "Development of SFP has progressed as expected in the second quarter. We are on target to commence enrollment in our Dose Ranging Study in the U.S. in September. In addition, we received patent issuance in Japan, which we view as an attractive market for SFP".

Rockwell will be hosting a conference call to review its second quarter results on Tuesday, August 14, 2007 at 11:00 am EDT. Investors are encouraged to call in several minutes in advance at (877) 704-5381 to hear the call or they may listen on the web at the following link: http://investor.shareholder.com/media/index.cfm?c=RMTI&e=1&mediakey=A2FAB283B25BD82A09AC1C359F047CEF (please copy and paste URL into web browser)

See www.rockwellmed.com for more details and playback options.

Rockwell Medical Technologies, Inc. is a leading, innovative manufacturer and developer of concentrates and specialty pharmaceuticals focused on improving the quality of care for dialysis patients. Dialysis is a process that duplicates kidney function for those patients whose kidneys have failed to work and who suffer from chronic kidney failure, a condition also known as end-stage-renal-disease (ESRD). There is an estimated 360,000 ESRD patients in the United States growing approximately 4-5% on average each year. There are approximately 2 million ESRD patients world-wide. Rockwell's products are needed to maintain life, cleaning blood and replacing nutrients in the dialysis patient's bloodstream. Rockwell has licensed and is currently developing proprietary formulations for both iron-delivery and carnitine/vitamin-delivery, utilizing its dialysate as the delivery mechanism. These novel technologies are designed to provide incomparable renal therapy to ESRD patients with unprecedented patient safety and efficacy while eliminating nursing time and supply cost. The Company offers the proprietary Dri-Sate(R) Dry Acid Concentrate Mixing System, RenalPure(R) Liquid Acid Concentrate, SteriLyte(R) Liquid Bicarbonate Concentrate, RenalPure(R) Powder Bicarbonate Concentrate, Blood Tubing Sets, Fistula Needles and a wide range of ancillary dialysis items. Visit Rockwell's website at www.rockwellmed.com for more information.

Certain statements in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. When we use words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "projected," "intend" or similar expressions, or make statements regarding our intent, belief, or current expectations, we are making forward-looking statements. While we believe these forward-looking statements are reasonable, you should not place undue reliance on any such forward-looking statements which are based on information available to us on the date of this release. Because these forward looking statements are based upon estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond our control or are subject to change, actual results could be materially different. Factors which could cause such a difference include, without limitation, the risk factors set forth in the Company's SEC filings, including its Form 10-Q for the quarter ended June 30, 2007 and its Form 10-KSB for the year ended December 31, 2006. The forward- looking statements should be considered in light of these risks and uncertainties. We do not undertake, and expressly disclaim any obligation, to update or alter our statements whether as a result of new information, future events or otherwise, except as required by law.

Rockwell Medical Technologies, Inc. and Subsidiary
Consolidated Income Statements
For the three and six months ended June 30, 2007 and June 30, 2006

(Whole dollars)
(Unaudited)

	Three Months Ended June 30, 2007	Three Months Ended June 30, 2006	Six Months Ended June 30, 2007	Six Months Ended June 30, 2006

Sales	$10,548,243	$5,869,253	$20,022,625	$12,031,156

Cost of Sales	9,431,207	5,404,107	18,988,308	10,782,701
Gross Profit	1,117,036	465,146	1,034,317	1,248,455
Selling, General and Administrative	797,787	693,935	1,523,446	1,319,777
Research and Product Development	761,539	1,311,085	1,584,059	1,759,822
Operating (Loss)	(442,290)	(1,539,874)	(2,073,188)	(1,831,144)
Interest Expense (Income), net	34,335	(30,817)	49,951	(32,869)
Net (Loss)	($ 476,625)	($ 1,509,057)	($ 2,123,139)	($ 1,798,275)
Basic Earnings (Loss) per Share	($.04)	($.13)	($.18)	($.16)
Diluted Earnings (Loss) per Share	($.04)	($.13)	($.18)	($.16)

Rockwell Medical Technologies, Inc. and Subsidiary
Consolidated Balance Sheets
As of June 30, 2007 and December 31, 2006

ASSETS	June 30,2007	December 31,2006
	(Unaudited)

Cash and Cash Equivalents	$-	$2,662,873

Accounts Receivable, net of a reserve of $109,166 in 2007 and $72,500 in 2006	4,683,916	3,474,402
Inventory	2,821,186	2,660,098
Other Current Assets	294,033	261,473
Total Current Assets	7,799,135	9,058,846

Property and Equipment, net	2,923,585	2,587,771
Intangible Assets	434,395	457,846
Goodwill	920,745	920,745
Other Non-current Assets	125,667	127,625
Total Assets	$12,203,527	$13,152,833

LIABILITIES AND SHAREHOLDERS' EQUITY
Short Term Borrowings	$1,300,000	$-
Notes Payable & Capitalized Lease Obligations	248,081	369,551
Accounts Payable	3,256,217	2,920,258
Accrued Liabilities	802,183	1,114,592
Customer Deposits	14,647	48,274
Total Current Liabilities	5,621,128	4,452,675

Long Term Notes Payable & Capitalized Lease Obligations	271,840	326,045

Shareholders' Equity:
Common Shares, no par value, 11,524,149 and 11,500,349 shares issued and outstanding	23,207,294	23,147,709
Accumulated Deficit	(16,896,735)	(14,773,596)
Total Shareholders' Equity	6,310,559	8,374,113

Total Liabilities And Shareholders' Equity	$12,203,527	$13,152,833

SOURCE Rockwell Medical Technologies, Inc.
-0- 08/13/2007
/CONTACT: Ronald J. Aubrey, Investor Relations, +1-866-565-6139, or Thomas Klema, CFO, +1-248-960-9009, both of Rockwell Medical Technologies, Inc./
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/FCMN Contact: /
/Web site: http://www.rockwellmed.com /
(RMTI)

CO: Rockwell Medical Technologies, Inc.
ST: New York, Michigan
IN: HEA MTC
SU: ERN CCA